EXHIBIT 99.1

CDK to Host Investor Day on June 16, 2015

HOFFMAN ESTATES, Ill., June 11, 2015 (GLOBE NEWSWIRE) -- CDK Global, Inc. (Nasdaq:CDK) today announced that it will host an Investor Day on June 16, 2015 in Chicago. The event will be webcast live from 10:00 a.m. to 12:30 p.m. CT and can be accessed along with summary presentation materials at CDK's website at http://investors.cdkglobal.com. CDK's market-leading solutions will be showcased at demo booths one hour before the conference begins and one hour after the conclusion of the conference.

CDK executives Steve Anenen, President and Chief Executive Officer, Al Nietzel, Chief Financial Officer, and Malcolm Thorne, Chief Global Strategy Officer, will present at the conference. The Investor Day agenda contains an update on the business optimization program that is underway, including a framework for expanding margins.

For those unable to join the live webcast, a replay of the webcast will be available following the event and can be accessed at http://investors.cdkglobal.com.

About CDK Global

With nearly $2 billion in revenues, CDK GlobalTM is the largest global provider of integrated information technology and digital marketing solutions to the automotive retail industry and adjacencies. CDK Global provides solutions in more than 100 countries around the world, serving more than 26,000 retail locations and most automotive manufacturers. CDK Global's solutions automate and integrate critical workflow processes from pre-sale targeted advertising and marketing campaigns to the sale, financing, insurance, parts supply, repair and maintenance of vehicles, with an increasing focus on utilizing data analytics and predictive intelligence. Visit cdkglobal.com.

CONTACT: CDK Investor Relations
         investor.mail@cdk.com
         847-485-4000